Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP COMPLETES ACQUISITION OF MEDIA GENERAL

CREATING NEXSTAR MEDIA GROUP, THE NATION’S SECOND LARGEST TELEVISION BROADCASTER

Leading, Diversified Local Marketing and Content Platform Reaches Almost 39% of U.S. Television Households

Nexstar Completes Previously Announced Divestitures of 13 Television Stations for $548 Million

Nexstar Media Group Increases Pro-Forma Average Annual Free Cash Flow

Guidance for the 2016/2017 Cycle to $565 Million from $540 Million

IRVING, Texas – January 17, 2017 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar” or “the Company”) announced today that it completed its previously announced acquisition of Media General, Inc. (NYSE: MEG) in an accretive cash and stock transaction valued at approximately $4.6 billion. The combination creates a leading, diversified local marketing and content platform. Reflecting its broadened base of operations and capabilities, Nexstar has changed its name to Nexstar Media Group, Inc. The Company’s shares will continue to trade on the NASDAQ Global Select Market under the symbol “NXST.”

Nexstar also announced today that upon closing the Media General transaction it also completed the previously announced divestitures of 13 television stations for total consideration of $548 million. In addition, based on additional identified synergies and recent operating results, the Company increased its pro-forma average annual free cash flow guidance for the 2016/2017 cycle to approximately $565 million, or slightly in excess of $12 per share (based upon approximately 47 million shares outstanding following the completion of the Media General transaction), up from prior guidance of $540 million.

The Media General transaction increases Nexstar’s broadcast portfolio by approximately two thirds, more than doubles the Company’s audience reach, provides entrée to 15 new top-50 DMAs and offers synergies related to the increased scale of the combined digital operations. As a result, Nexstar Media Group is one of the nation’s leading creators and distributors of local news, entertainment, sports, lifestyle and network programming and content through its broadcast and digital platform with annual revenue in excess of $2.3 billion. With 171 full power television stations in 100 markets and a diverse and growing digital operation, Nexstar offers superior engagement across all devices, as well as influence on consumers’ purchasing decisions unrivaled by other media, due in part to Nexstar’s large-scale reach to almost 39% of all U.S. television households.

Perry Sook, Chairman, President and CEO of Nexstar, commented, “Our acquisition of Media General marks a significant milestone in Nexstar’s 20 year history of growth, which has been predicated on our unwavering commitment to deliver exceptional service to the local communities where we operate and value to our shareholders. Financially, the transaction is expected to more than double our revenue and adjusted EBITDA, and Nexstar Media Group expects to generate average annual free cash flow in the 2016/2017 cycle of approximately $565 million. The increased free cash flow expectations announced today reflect an increase to our year one synergies to $81 million from $76 million, combined with the strong operating results of Nexstar’s stand-alone operations in the quarter ended December 31, 2016. Our updated guidance assumes we will realize no proceeds from the spectrum auction, and we will provide further details on our financial expectations when we report results for the quarter ended December 31, 2016 on February 28.

“Reflecting the significant accretion related to the transaction, Nexstar Media Group believes it will deliver pro-forma average annual free cash flow to our shareholders that is over 47% higher than Nexstar’s record projected stand-alone pro-forma average annual free cash flow during the 2016/2017 cycle. As an industry leader, Nexstar Media Group is poised for continued growth with a portfolio of premiere stations and digital assets, a strong balance sheet and an attractive weighted average cost of capital. With over $12.00 of expected pro-forma average annual 2016/2017 free cash flow per share, we are extremely well positioned to immediately reduce leverage, evaluate additional accretive strategic growth investments and expand our return of capital to shareholders.

“Our increased scale will allow us to create news bureaus in more state capitals than any other broadcaster, and Nexstar Media Group will produce over 3,500 hours a week of local news for medium and small markets while employing almost 10,000 people. Our teams consistently leverage localism to bring news, entertainment, information, services and value to consumers and advertisers through Nexstar’s television, digital and mobile media platforms, and their dedication is reflected in our strong standings in the local communities where we operate. The focus of our corporate, station-level and digital teams on local leadership, local vision and local targeting is the foundation of our positive near- and long-term financial outlook.”

TRANSACTION SUMMARY

Nexstar acquired all of the outstanding shares of Media General for $10.55 per share in cash, 0.1249 of a share of Nexstar Class A common stock and one contingent value right (CVR) for each Media General share. Each CVR will entitle the former Media General shareholders to potential additional consideration from the net cash proceeds, if any, received from the sale of Media General’s spectrum in the Federal Communication Commission’s ongoing Incentive Auction. More information relating to the CVR and the Media General transaction is available in the Nexstar Broadcasting Group, Inc./Media General, Inc. Form S-4 filed with the United States Securities and Exchange Commission on March 22, 2016.

BofA Merrill Lynch acted as financial advisor and Kirkland & Ellis LLP acted as legal counsel to Nexstar in connection with the transaction. RBC Capital Markets, LLC and Goldman, Sachs & Co. acted as financial advisors to Media General and Fried, Frank, Harris, Shriver & Jacobson LLP and Weil, Gotshal & Manges LLP acted as its legal counsel.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 171 television stations and related digital multicast signals reaching 100 markets or approximately 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of the transaction between Nexstar and Media General, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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